CNA Financial Second Quarter 2025 Earnings Remarks
Douglas M. Worman, President and Chief Executive Officer:
We are pleased with our exceptional second quarter results driven by strong investment income and excellent underwriting gain. Our underwriting gain of $150 million was up 21% from the prior year second quarter. The underlying underwriting gain of $213 million was the ninth consecutive quarter of $200 million or more. We grew gross written premiums excluding captives 5% while maintaining strong underwriting discipline, and catastrophe losses were lower year over year. We achieved higher net investment income and solid top-line growth, and in the U.S, rate was stable – including double-digit rate increases in our commercial casualty classes of business, which continue to exceed loss cost trends.
Core income was $335 million, an increase of $9 million over the prior year quarter. Core income was impacted by an $88 million after-tax charge related to unfavorable prior period development associated with legacy mass tort abuse reserves, inclusive of the anticipated agreement in principle with regards to the Diocese of Rochester. Net investment income of $662 million increased $44 million year over year, with equal contributions from the fixed income portfolio from growth in both book yield and our invested asset base, and strong limited partnership and common stock performance.
The P&C all-in combined ratio was 94.1% in the second quarter, including $62 million or 2.4 points, of catastrophe losses. The catastrophe loss ratio was more than a point lower than our second quarter average over the past five years. Prior period development was negligible in the quarter. The P&C underlying combined ratio was 91.7%. The underlying loss ratio was 61.5%, in line with the first quarter, and the expense ratio was 29.8%, the lowest since 2008.
Gross written premiums excluding captives grew 5% and net written premiums grew 6% in the quarter. Growth was impacted by lower retentions in certain isolated segments within the Commercial and Specialty portfolios this quarter. In each case this was reflective of portfolio underwriting actions on specific accounts where our underwriters could not obtain pricing, terms and conditions appropriate to the risk. We execute our strategies in a very nuanced way, and while the market overall is rational, there are certain small pockets within individual lines and geographies where we believe the external loss cost environment is not being appropriately reflected. In those areas, we will not trade bottom line profit for growth. We continue to take advantage of attractive opportunities across the market in our areas of specialization, which is evidenced by our new business growth of 8% in the quarter to $645 million with positive growth in all three operating segments.
P&C rate increase was 3% in the quarter and renewal premium change was 5%, each down one point from last quarter. The decrease was driven by International, which has been profitable for several years, and pricing pressure in national accounts property. In the U.S., which has been more significantly impacted by social inflation, rates were consistent with last quarter at 5%.
In the Commercial segment, the all-in combined ratio was 94.8%, a 2.2 point improvement from the prior year quarter. Catastrophe losses were $57 million or 4.2 points, 1.9 points lower than the prior year quarter, and prior period development was negligible overall. The underlying combined ratio was 90.6%. The expense ratio was 27.2%, an improvement of 1.3 points year over year, remaining below 28% for the fourth consecutive quarter. The underlying loss ratio was 62.9%, consistent with the first quarter.
Gross written premiums excluding captives grew by 6% in the quarter and net written premium growth was 7%. New business was $420 million, up 4% from the prior year quarter. New business growth was lower in the second quarter compared to some recent quarters as a result of our prudent underwriting in commercial auto, where terms and conditions on many account opportunities would not provide the rate of return we believe appropriate in that line of business.
Rate increase for the Commercial segment was 5% in the quarter and renewal premium change was 6%, each down a point compared to the first quarter. We have seen substantial rate reductions in national accounts property, where rate was five points lower than the first quarter. Property rates, excluding national accounts, are still high single-digit. Excess casualty rate remained low double-digit in the quarter, commercial auto rate was 20%, and primary general liability rates are still in the mid single-digit range. For Commercial excluding national accounts property, the rate increase in the first half of the year was the highest it has been since the peak of the hard market in the first quarter of 2021.
Exposure change was 1% in aggregate with variation by line. Exposure change was 3% in workers’ compensation and 4% in primary general liability where exposure can act more like rate. Exposure change was down 2% in excess casualty as we continue to opportunistically reposition attachment points and limits in light of the continued impact of social inflation. Retention was 81% in the second quarter. In commercial auto, retention was several points lower than the overall average, whereas in workers’ compensation which has been very profitable for us, retention was a few points higher.
Within Specialty, the all-in and underlying combined ratios were 93.6%. The expense ratio was 33.2% and the underlying loss ratio was 60.1%, consistent with the last several quarters.
Gross written premiums excluding captives grew by 3% and net written premiums grew by 4%. Rate increased by 3%, consistent with the first quarter when rates reached the highest level since 2022. In financial institutions and management liability, we achieved an aggregate rate increase of 1%, the first quarter of positive rate after ten consecutive quarters of negative rate. Notably, rate was positive in both public directors and officers (D&O) and cyber again this quarter, similar to last quarter. New business grew 3% to $122 million in the quarter. Retention was still quite strong at 86% but was down three points compared to last quarter. Retention was lower by five points in financial institutions and management liability where we continue to optimize our decisions against the backdrop of a protracted soft pricing environment in those lines.
In International, the all-in combined ratio was 92.8% in the quarter, including $5 million or 1.4 points of catastrophe loss compared to 2.0 points in the prior year quarter. The underlying combined ratio was 91.4%. The underlying loss ratio was 58.5%, consistent with the first quarter. The expense ratio was 32.9%. We have had tremendous success improving our International portfolio and we are committed to continuing to focus and capitalize on opportunities in the International portfolio as it contributes meaningfully and positively to our overall results.
Gross written premiums were up 5% and 4% excluding currency fluctuations. Net written premiums were up 9% and 7% excluding currency fluctuations. New business was $103 million, up 43%, as we continued to lean into opportunities in our target specializations. Rates continue to be impacted by competition but our retention remains quite strong at 86% as we hold on to our portfolio which has been consistently profitable and has produced twenty consecutive quarters of underwriting profitability.
I would like to highlight our recently announced launch of Cardinal E&S, A CNA Brand, furthering our dedication to serving the excess and surplus (E&S) market. This strategic expansion reinforces CNA’s continued commitment to delivering specialized solutions. Cardinal E&S will continue to partner with our wholesale brokers through our dedicated, specialized underwriting teams focused on casualty, property, healthcare and financial lines, and a commitment to deep expertise, rapid response times and customized solutions.
In the second quarter we had extremely successful renewals of our property reinsurance treaties on June 1st. On these renewals, we achieved very favorable terms, conditions, and pricing consistent with our experience and continued prudent portfolio management of catastrophe risk. We renewed our treaties based on the scale of our operating portfolios, buying a structure where the economics made the most sense for us as an organization. We believe this excellent result demonstrates the strength of our portfolio.

Scott R. Lindquist, Chief Financial Officer:
CNA’s core income of $335 million is up from $326 million in the prior year quarter, leading to a core return on equity of 11.0%, and reflects another quarter of strong underwriting and investment results.
Our P&C expense ratio for the second quarter was 29.8% compared to 30.7% in the prior year quarter, reflecting higher net earned premiums and a favorable acquisition ratio. While we tend to have a certain amount of variability quarter to quarter, we do expect the expense ratio to continue to track at approximately 30% for the balance of 2025.
The P&C net prior period development impact on the combined ratio was flat in the current quarter. In the Specialty segment, favorable development in surety was offset by unfavorable development in other professional liability and management liability. In the Commercial segment, favorable development in workers’ compensation was offset by unfavorable development in general liability.
For Life & Group, we recorded core income of $1 million for the second quarter compared to a $1 million core loss for the prior year quarter, with both underwriting and investment results being generally in-line with the prior year quarter. Results for the quarter benefited from favorable persistency, somewhat offset by lower investment income. We also note that, consistent with historical practice, we intend to perform our annual assumption updates for our Life & Group segment during the third quarter.
Our Corporate segment produced a core loss of $114 million in the second quarter, compared to a $53 million loss in the prior year quarter. As a reminder and as we stated previously, we conduct a comprehensive review of mass tort reserves in the second quarter of each year. As a result of this quarter’s comprehensive review, the Corporate segment results include an $88 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse claim activity, the on-going effects of social inflation and the anticipated agreement in principle with regards to the Diocese of Rochester. We also note that, consistent with historical practice, we intend to review our asbestos & environmental reserves within the Corporate segment in the fourth quarter.
Net investment income was $662 million in the second quarter compared with $618 million in the prior year quarter, an increase of 7%. The increase was driven by fixed income investments and our limited partnership and common stock portfolios.
Fixed income and other investments generated $562 million of income, up 4% compared to the prior year quarter. Our A-rated fixed income portfolio continues to provide consistent contributions to core income, which have been steadily increasing because of favorable reinvestment rates and strong cash flow from operations. The effective income yield of our consolidated fixed income portfolio was 4.9% in the second quarter, up from 4.8% in the prior year quarter. Reinvestment rates continue to be above our P&C portfolio effective income yield of 4.4% and are slightly above our Life & Group portfolio effective income yield of 5.7%.
Looking ahead, based on the current interest rate environment we expect income from fixed income and other investments to be about $565 million in the third quarter. For the full year, we expect income from fixed income and other investments to be about $2,250 million, or a 3% increase as compared to the full year 2024.
Our limited partnership and common stock portfolio returned a $100 million gain, or 3.6%, in the current quarter compared to a $78 million gain, or 3.1%, in the prior year’s quarter. This quarter’s 3.6% return was primarily driven by our hedge fund limited partnerships and common stock portfolio (both of which are generally reported real-time), where performance reflected the broader public equity market’s strong performance during the quarter.
Net investment losses were $36 million in the second quarter, compared with net investment losses in the prior year quarter of $9 million, and were driven primarily by fixed maturity disposals arising from normal course portfolio management activities.

At quarter-end, our balance sheet continues to be very solid with stockholders' equity excluding accumulated other comprehensive income (AOCI) of $12.3 billion, or $45.31 per share, an increase of 4% from year-end 2024 adjusting for dividends. Stockholders' equity including AOCI was $10.7 billion or $39.45 per share. With the decline in interest rates during the first half of the year, the net unrealized investment loss in our fixed income portfolio decreased to $1.9 billion as of quarter-end. Finally, we ended the quarter with statutory capital and surplus in the combined Continental Casualty Companies of $11.2 billion.
Operating cash flow was strong at $1.2 billion for the first six months of 2025, which is up 7% as compared to the first six months of 2024. The higher cash flow reflects continued strong underwriting and investing results.
Turning to taxes, the effective tax rate on core income for the second quarter was 21.4%, which is in line with our full year 2025 expectations.
Finally, we are pleased to announce our regular quarterly dividend of $0.46 per share to be paid on September 4, 2025 to stockholders of record on August18, 2025.
Douglas M. Worman, President and Chief Executive Officer:
To wrap this up, CNA achieved 5% growth in gross written premiums excluding captives and 6% growth in net written premiums. We achieved very strong cash flow and excellent investment returns, while continuing with our disciplined execution of our underwriting strategies. Our underlying underwriting gain of $213 million is the ninth consecutive quarter in excess of $200 million and our underlying combined ratio was 92.0% for the first half of the year. Our catastrophe ratio is below our five year average for the quarter and for the first half of the year. We very successfully renewed all of our major property reinsurance treaties in the quarter and we had an extraordinary launch of Cardinal E&S with strong support from our distribution partners.
Over the years, we have generated attractive underwriting margins, built an excellent investment portfolio, and established top tier staff to continue driving positive momentum. We have established differentiated business profiles in the areas of our specialization which allows us to manage through adverse markets. We are proud of our results through the first half of 2025 and look forward to a successful second half of the year.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Net income	$299	$317	$573	$655
Less: Net investment losses	(36)	(9)	(43)	(26)
Core income	$335	$326	$616	$681
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2025	2024	2025	2024
Net income per diluted share	$1.10	$1.17	$2.10	$2.40
Less: Net investment losses	(0.13)	(0.02)	(0.16)	(0.10)
Core income per diluted share	$1.23	$1.19	$2.26	$2.50

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$199	$53	$417
Net investment losses, after tax	12	19	—	31
Core income	$177	$218	$53	$448
Less:
Net investment income	170	206	38	414
Non-insurance warranty revenue	14	—	—	14
Other revenue (expense), including interest expense	(11)	(5)	10	(6)
Income tax expense on core income	(49)	(57)	(18)	(124)
Underwriting gain	53	74	23	150
Effect of catastrophe losses	—	57	5	62
Effect of unfavorable development-related items	—	1	—	1
Underlying underwriting gain	$53	$132	$28	$213

	Results for the Three Months Ended June 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$164	$160	$45	$369
Net investment losses (gains), after tax	5	7	(1)	11
Core income	$169	$167	$44	$380
Less:
Net investment income	154	175	32	361
Non-insurance warranty revenue	16	—	—	16
Other expense, including interest expense	(14)	(3)	(1)	(18)
Income tax expense on core income	(47)	(44)	(12)	(103)
Underwriting gain	60	39	25	124
Effect of catastrophe losses	—	76	6	82
Effect of favorable development-related items	(3)	—	(3)	(6)
Underlying underwriting gain	$57	$115	$28	$200

	Results for the Six Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$314	$323	$91	$728
Net investment losses (gains), after tax	13	19	(1)	31
Core income	$327	$342	$90	$759
Less:
Net investment income	321	383	72	776
Non-insurance warranty revenue	26	—	—	26
Other revenue (expense), including interest expense	(25)	(7)	11	(21)
Income tax expense on core income	(90)	(91)	(31)	(212)
Underwriting gain	95	57	38	190
Effect of catastrophe losses	—	143	16	159
Effect of unfavorable development-related items	10	53	—	63
Underlying underwriting gain	$105	$253	$54	$412

	Results for the Six Months Ended June 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$331	$304	$82	$717
Net investment losses (gains), after tax	15	21	(1)	35
Core income	$346	$325	$81	$752
Less:
Net investment income	304	351	63	718
Non-insurance warranty revenue (expense)	29	—	—	29
Other revenue (expense), including interest expense	(28)	(7)	(3)	(38)
Income tax expense on core income	(95)	(87)	(25)	(207)
Underwriting gain	136	68	46	250
Effect of catastrophe losses	—	158	12	170
Effect of favorable development-related items	(8)	—	(3)	(11)
Underlying underwriting gain	$128	$226	$55	$409

Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2025	2024	2025	2024
Loss ratio	60.1%	59.2%	60.7%	58.9%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of unfavorable (favorable) development-related items	—	(0.4)	0.6	(0.5)
Underlying loss ratio	60.1%	59.6%	60.1%	59.4%

Expense ratio	33.2%	33.2%	33.3%	32.5%

Combined ratio	93.6%	92.7%	94.3%	91.7%
Underlying combined ratio	93.6%	93.1%	93.7%	92.2%
Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2025	2024	2025	2024
Loss ratio	67.1%	68.0%	70.0%	68.4%
Less: Effect of catastrophe impacts	4.2	6.1	5.2	6.4
Less: Effect of unfavorable (favorable) development-related items	—	(0.1)	1.9	—
Underlying loss ratio	62.9%	62.0%	62.9%	62.0%

Expense ratio	27.2%	28.5%	27.4%	28.4%

Combined ratio	94.8%	97.0%	97.9%	97.3%
Underlying combined ratio	90.6%	91.0%	90.8%	90.9%

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2025	2024	2025	2024
Loss ratio	59.9%	59.1%	61.0%	59.6%
Less: Effect of catastrophe impacts	1.4	2.0	2.5	2.0
Less: Effect of favorable development-related items	—	(1.0)	—	(0.5)
Underlying loss ratio	58.5%	58.1%	58.5%	58.1%

Expense ratio	32.9%	32.8%	33.0%	33.0%

Combined ratio	92.8%	91.9%	94.0%	92.6%
Underlying combined ratio	91.4%	90.9%	91.5%	91.1%
Property & Casualty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2025	2024	2025	2024
Loss ratio	63.9%	63.8%	65.8%	63.9%
Less: Effect of catastrophe impacts	2.4	3.5	3.1	3.6
Less: Effect of unfavorable (favorable) development-related items	—	(0.3)	1.2	(0.3)
Underlying loss ratio	61.5%	60.6%	61.5%	60.6%

Expense ratio	29.8%	30.7%	30.1%	30.4%

Combined ratio	94.1%	94.8%	96.3%	94.7%
Underlying combined ratio	91.7%	91.6%	92.0%	91.4%
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2025	December 31, 2024
Book value per share	$39.39	$38.82
Less: Per share impact of AOCI	(5.86)	(7.34)
Book value per share excluding AOCI	$45.25	$46.16

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Annualized net income	$1,195	$1,270	$1,145	$1,311
Average stockholders' equity including AOCI (a)	10,470	9,768	10,587	9,883
Return on equity	11.4%	13.0%	10.8%	13.3%

Annualized core income	$1,340	$1,303	$1,233	$1,361
Average stockholders' equity excluding AOCI (a)	12,156	12,328	12,375	12,493
Core return on equity	11.0%	10.6%	10.0%	10.9%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.